Exhibit 10.9.3

SECOND AMENDMENT

TO

SECOND AMENDED AND RESTATED LOAN AGREEMENT

This Second Amendment (this “Amendment”) is made as of November 9, 2011 between CHASE CORPORATION (the “Borrower”) and BANK OF AMERICA, N.A., a national banking association as successor by merger to Fleet National Bank (f/k/a BankBoston, N.A. and The First National Bank of Boston) (the “Bank”).

RECITALS

A.            The Bank and the Borrower entered into a Loan and Security Agreement dated on or about April 11, 1991, which was thereafter amended, and as of October 31, 2001 entered into a First Amended and Restated Loan Agreement, which was thereafter amended, and as of September 4, 2009 entered into a Second Amended and Restated Loan Agreement, which was amended by a First Amendment to Second Amended and Restated Loan Agreement dated June 8, 2010 (the “Loan Agreement”), providing for revolving loans by the Bank to the Borrower and for various term loans by the Bank to the Borrower.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Loan Agreement.

B.            The Borrower desires to extend the Facility No. 2 Repayment Period, as provided in the Loan Agreement.

C.            Subject to certain terms and conditions, the Bank is willing to agree to extend the Facility No. 2 Repayment Period, as hereinafter expressly set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Amendments to Loan Agreement.

(a)           Section 2.3(b) of the Loan Agreement is amended by deleting such section and substituting the following therefor:

“(b)         The Borrower will repay principal in equal installments of One Hundred Sixty Six Thousand Six Hundred Sixty Six and 67/100 Dollars ($166,666.67) each, beginning on September 30, 2009, and on the last day of each month thereafter, and ending on August 31, 2014 (the “Repayment Period”).  In any event, on the last day of the Repayment Period, the Borrower will repay the remaining principal balance plus any interest then due.”

2.             No Further Amendments.  Except as specifically amended hereby, the Loan Agreement shall remain otherwise unmodified and in full force and effect and is hereby ratified and affirmed in all respects.

3.             Certain Representations of the Borrower.  As a material inducement to the Bank to enter into this Amendment, the Borrower represents and warrants to the Bank, after giving effect to this Amendment, as follows:

(a)   The execution and delivery of this Amendment has been duly authorized by all requisite corporate action on the part of the Borrower and will not violate any provision of law, any order, judgment or decree of any court or other agency of government, or the articles or by-laws of the Borrower or any indenture, agreement or other instrument to which the Borrower is bound, or be in conflict with, or result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Borrower pursuant to, any such indenture, agreement or instrument.

(b)   The representations and warranties contained in the Loan Agreement are true and correct in all material respects on and as of the date of this Amendment as though made at and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date or except to the extent variations therefrom have been permitted under the terms of the Loan Agreement or otherwise permitted in writing by the Bank).  No material adverse change has occurred in the assets, liabilities, financial condition, business or prospects of the Borrower from that disclosed in the annual certified financial statements most recently furnished to the Bank.  No event of default or condition or event that, but for the requirement that time elapse or notice be given or both, would constitute an event of default, has occurred or is continuing.

(c)   This Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally or the application of principles of equity, whether in any action at law or proceeding in equity, and subject to the availability of the remedy of specific performance or of any other equitable remedy or relief to enforce any right thereunder.

4.             Conditions.  The willingness of the Bank to agree to the foregoing is subject to the following conditions:

(a)  The Borrower shall have executed and delivered to the Bank (or shall have caused to be executed and delivered to the Bank by the appropriate persons) the following:

(i)  This Amendment and

(ii)  Such other supporting documents and certificates as the Bank or its counsel may reasonably request.

(b)  All legal matters incident to the transactions contemplated hereby shall be satisfactory to counsel for the Bank.

5.       Miscellaneous.

(a)  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

(b)  This Amendment may be executed by the parties hereto in several counterparts hereof and by the different parties hereto on separate counterparts hereof, all of which counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the Bank and the Borrower have caused this Amendment to be duly executed as a sealed instrument by their duly authorized representatives, all as of the date and year first above written.

CHASE CORPORATION

By:	/s/ Kenneth L. Dumas
Name: Kenneth L. Dumas
Title: CFO & Treasurer

BANK OF AMERICA, N.A.

By:	/s/ Peter McCarthy
Name: Peter McCarthy
Title: Senior Vice President

ACKNOWLEDGMENT OF GUARANTORS

In connection with the Loan Agreement as amended hereby, the Guarantors each hereby (a) consent to all of the terms and conditions of the Loan Agreement as amended hereby and of the other documents executed in connection therewith, (b) ratifies and reaffirms all of the terms and provisions of the Guaranty and each of the other Loan Documents to which such Guarantor is a party, and (c) acknowledges and agrees that the indebtedness, liabilities and obligations of the Borrower to Bank which such Guarantor has guaranteed under the Guaranty includes, without limitation, all of the indebtedness of the Borrower to the Bank under the Loan Agreement as amended hereby and such Guaranty remains in full force and effect.

IN WITNESS WHEREOF, the Guarantors have caused this Amendment to be duly executed as a sealed instrument by their duly authorized representatives, all as of the date and year first above written.

Witness:	RWA, Inc.

/s/ Kenneth L. Dumas	By:	/s/ Peter R. Chase (seal)
	Typed Name:	Peter R. Chase
	Title:	Chairman & CEO

Witness:	Chase Facile, Inc..

/s/ Kenneth L. Dumas	By:	/s/ Peter R. Chase (seal)
	Typed Name:	Peter R. Chase
	Title:	Chairman & CEO

Witness:	Capital Services of New York, Inc..

/s/ Kenneth L. Dumas	By:	/s/ Peter R. Chase (seal)
	Typed Name:	Peter R. Chase
	Title:	Chairman & CEO

Witness:	C.I.M. Industries, Inc..

/s/ Kenneth L. Dumas	By:	/s/ Peter R. Chase (seal)
	Typed Name:	Peter R. Chase
	Title:	Chairman & CEO